Calculation of Performance Information for Advertisement of Performance


  I.       Money Market Type Sub-account - Current and Effective Yield

  This Registration Statement includes, in the Prospectus, current and effective yields for a money market type Sub-account in which Units were held during the seven day period ending December 31, 1994.

  The Unit Values used to show the current and effective yields for the Galaxy Money Market Sub-account were:

  Beginning of the period: 10.546745
  End of the period:         10.557030

  II.    Other Types of Sub-accounts - Total Return

  This Registration Statement includes, in the Statement of Additional Information, Total Return figures for the Sub-accounts (other than money market type Sub-accounts) shown. Both "standard" and "non-standard" figures were provided for the periods 1 year and inception-to-date for those Sub-accounts which were available prior to 1995 pursuant to a different offer made by the Registrant pursuant to a different prospectus. However, the calculation of the Total Return figures shown uses the charges applicable to the annuities offered pursuant to this Registration Statement. A description of how such values were calculated is provided below for all of the figures.

  The Registrant expects to currently use 1 year and inception-to-date figures. As Sub-accounts age, 3 year and 5 year figures will be added. 10 year figures will also be shown once various Sub-accounts have been offered for such periods. The inception-to-date figures shown in the Statement of Additional Information use December 31, 1994 as the end of the measuring period.

  The formula for calculating standard and non-standard total return for each period was as follows:

  A.       Standard Total Return - 1 Year
           Standard Total Return = [(1 + x)(1 - y) - .04] - 1; where x = Sub-account total return for the year 1994;

           y = .175% This percentage is the $35 maintenance fee converted to a percentage of assets for the period. Such conversion assumes an average purchase payment of $20,000 for a variable annuity offered by the Registrant pursuant to a different prospectus; and

           .04 represents the contingent deferred sales charge during the first year subsequent to a Purchase Payment.

B.      Non-standard Total Return - 1 Year

        Non-standard Total Return = [(1 + x)(1 - y)] - 1; where x and y are defined as in A, above.

C.      Standard Total Return - Inception-to-date

        Standard Total Return = [(1 + x)(1 - y)T - CDSC]365/N -1; where

               x = Sub-account total return from inception to December 31, 1994;

                  y = .175% This percentage is the $35 maintenance fee converted to a percentage of assets for the period. Such conversion assumes an average purchase payment of $20,000 for a variable annuity offered by the Registrant pursuant to a different prospectus;

                  N = Number of days from inception to December 31, 1994;
                  T = Duration of an Annuity as if issued on the inception date and in force on 12/31/94; and CDSC = Contingent deferred sales charge applicable to such Annuity as of 12/31/94.
D.       Non-standard Total Return - Inception-to-date
         Non-standard Total Return = [(1 + x)(1 - y)T]365/N -1; where x, y, N and T are defined as in C, above.

The Total Return values shown in the Statement of Additional Information were based on the Unit Price of $10.00 on the date of inception, and the Unit Prices on 12/31/94 as shown in section entitled "Condensed Financial Information" of the Prospectus.
                                                            2